Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Veracyte, Inc. for the registration of common stock, preferred stock, debt securities, warrants, subscription rights, and units, and to the incorporation by reference therein of our reports dated February 25, 2019, with respect to the financial statements of Veracyte, Inc., and the effectiveness of internal control over financial reporting of Veracyte, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Redwood City, Calfornia
May 1, 2019